                                                                    EXHIBIT 10.2
                             AGREEMENT AND RELEASE

This is an Agreement and Release ("Agreement") between Robert Levenson ("Levenson") and First Data Corporation ("FDC") whereby Levenson's employment will be terminated on a mutually agreeable basis. In consideration of Levenson's agreement to comply with the terms of this Agreement, the following payments and benefits will be provided by FDC.

     1.   Payments and Benefits.
          ---------------------

     (a) Levenson will receive a notice period ("Notice Period") from June 2, 2000 through May 23, 2003 (hereinafter, the "Retirement Date"), during which time Levenson will be required to perform duties from time to time consistent with his prior position as reasonably requested by the Chief Executive Officer of FDC (the "CEO"); provided, however, that, if the current CEO ceases to be CEO Levenson's time obligations shall not exceed those being performed by him on average in the three months before such change. Levenson will no longer have the office of Executive Vice President and will not continue as a member of the FDC Executive Committee. Levenson will continue to represent FDC on the Chase Alliance Board and the NISA Board (Negocios Informaticios, S.A.). Levenson will also continue as a director of VIPS, Inc. During the Notice Period, Levenson will be paid the total sum of $800,000.00, less appropriate deductions. Levenson will be paid in equal bi-weekly installments of $10,322.58, less appropriate deductions, through May 16, 2003 and will receive a final payment of $5,161.34, less appropriate deductions, for May 17, 2003 through May 23, 2003.

     (b) During the Notice Period, Levenson will continue to be eligible for certain welfare and employee fringe benefits coverage (as well as continued participation in any 401(k), and the Long-Term Incentive
          Plan), in accordance with FDC policy applicable to similarly-situated executives, as amended from time to time, and will be eligible for continued group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) after his Retirement Date. Details about specific plan coverages, conversion and distribution eligibility will be provided separately. Information on electing COBRA coverage will be provided at the conclusion of group welfare plan eligibility.

     (c) Except as provided in the following sentence, Levenson will continue to have the right, through May 22, 2006, to exercise those stock options and other awards, if any, which were previously granted to Levenson in accordance with the terms and conditions of the FDC 1992 Long-Term Incentive Plan ("The Plan"), that are vested as of May 23, 2003. In the event Levenson resigns or is terminated for cause (as defined in paragraph 4 below) prior to May 22, 2003, Levenson's right to exercise those stock options and other awards will cease. All options and other awards which have not vested by Levenson's Retirement Date will, in accordance with their terms, be cancelled and terminated on the Retirement Date.

          Levenson shall fully participate in the Shareholder Value Plan for the entire award period commencing January 1, 1999 and ending December 31, 2000, but shall not participate in any subsequent awards under that plan. However, Levenson shall be entitled to receive his banked 1999 Shareholder Value Plan Bonus Award, subject to the provisions of that plan. In the discretion of the CEO, Levenson may be eligible for a stock option award during the notice period specified in paragraph 1(a) above.

     (d) Levenson will be given the option to purchase, at the net book value as determined on July 1, 2000, the furniture and equipment in the suite of offices currently occupied by FDC at the Western Union Paramus, New Jersey facility as further described in Exhibit A. The valuation of such furniture and equipment shall be determined using a mutually agreeable method.

     (e) Levenson shall be entitled to continue utilizing his current office space at 1 Mack Center Drive, Paramus, New Jersey, until such time as Western Union vacates the premises or the lease is terminated (whichever is later). Notwithstanding the foregoing, Levenson agrees to vacate his current office space as soon as practicable in the event his occupancy of such space hinders FDC's ability to terminate its lease early or sublease the premises.

     (f) Except as provided above, Levenson will not be entitled to any 2000 or subsequent yearly bonus or any other payments during his employment.

     2.   Complete Release.  In consideration of those payments and benefits
          ----------------
listed above which are payable only under this Agreement, Levenson agrees to and hereby does release and discharge FDC, its subsidiaries and affiliated companies, and its agents, employees, directors, officers and all its predecessors and successors from any and all claims, causes of action and demands of any kind, whether known or unknown, which he has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement. Included in the release set forth in the preceding sentence, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Age Discrimination in Employment Act of 1967, as amended and the Family and Medical Leave Act of 1993, as well as any other federal, state or local civil rights or labor laws, and/or contract, tort or wage and hour laws, and which are related to Levenson's employment with FDC or the termination of that employment. Levenson does not waive claims that may arise after the date this Agreement is executed and which are based on acts or omissions occurring after the date of the Agreement. However, Levenson agrees that any payments which would otherwise become due or payable after May 1, 2003, will be made only if Levenson executes, on such date, an additional release of claims (in form and substance similar to that above). The foregoing release shall not apply to Levenson's right to indemnification under FDC's bylaws or otherwise, rights to directors and officers liability insurance (to the extent eligible) or to amounts due pursuant to, or under, this Agreement.

     3.   Departure From Active Employment.   On or before the last day of
          --------------------------------
Levenson's active employment, Levenson will relinquish all titles and authorities and return to FDC all FDC property, including customer lists, information, forms, reports, maps, files, memoranda, records, formulas, plans, documents, software, credit cards, cardkey passes, door and file keys, computer access codes, systems, designs, methodologies, product features, technology, and other written and computer material which Levenson has received, prepared, or help prepare in connection with Levenson's employment. Levenson will not at any time, now or thereafter, retain any copies, duplicates, reproductions, or excerpts of such FDC property, provided however, Levenson shall have the right to retain his address books, rolodex, personal computer files, and copies of the minutes of any and all FDC Board of Director or Committee Meetings files.

     4.   Employment Status.  While Levenson continues in the active employment
          -----------------
of FDC, Levenson's employment is subject to termination only for Cause. In the event Levenson's employment is terminated prior to his Retirement Date for Cause, FDC may, at its election, either abide by the terms of this Agreement (with the timing of the payments adjusted) or declare the Agreement void on a prospective basis, in which case neither party shall be bound by its terms (including, but not limited to, the Release set forth in Section 2 hereof). For purposes of this Agreement only, "for Cause" shall mean (a) willful misconduct with regard to FDC or its subsidiaries that results in a material, adverse effect on FDC's business; (b) dishonesty with regard to FDC's assets (other than good faith expense account disputes); (c) conviction of a felony or its equivalent in other countries (other than traffic violations or similar offenses or due to vicarious liability); or (d) knowing, intentional, material violation of the FDC Code of Conduct that if curable is not cured within ten (10) days of written notice thereof.

     5.   Adherence to FDC Policies.   Levenson understands that Levenson is
          -------------------------
required to abide by the Confidential Information and Trade Secrets Agreement attached as Exhibit B, which is incorporated herein by reference. Levenson also understands that the provisions of this paragraph are material terms of this Agreement. In the event of a willful and material breach of this paragraph by Levenson, Levenson's employment will be terminated and all benefits and payments under this Agreement will cease.

This paragraph 5 shall survive the termination of this Agreement.

     6.   Commencing Another Position.  If Levenson obtains full-time active
          ---------------------------
employment inside FDC or its subsidiaries or affiliates during the term of this Agreement, any and all further payments or benefits under this Agreement will cease. In the event Levenson obtains such employment within FDC or its subsidiaries or affiliates within this time, Levenson specifically agrees that Levenson's acceptance of employment constitutes sufficient consideration to support the release of claims set forth in this document notwithstanding the fact that payments and benefits hereunder have ceased. Levenson shall immediately notify FDC of any change in Levenson's employment status.

     7.   Nonsolicitation.  Levenson's right to receive the benefits and
          ---------------
payment identified in Paragraph 1 is contingent upon Levenson's compliance with the following nonsolicitation obligations during the term of this Agreement and for the one-year period beginning with May 24, 2003 (in the aggregate, the "Nonsolicitation Period"):

     (a) Levenson will not, during the Nonsolicitation Period, directly or indirectly solicit any business involving or similar to any existing or planned products, about which Executive has knowledge, marketed by FDC or any FDC affiliate or subsidiary (for purposes of this paragraph 7, collectively "FDC") as of the date of the solicitation if before April 14, 2003 or, if after April 14, 2003, as of April 14, 2003, from any person or organization which was, on or before the applicable date, a customer or bona fide prospective customer of FDC with whom Levenson had personal contact in the course of Levenson's business responsibilities in the two years prior to the applicable date, as a result of Levenson's employment with FDC, or about whom Levenson gained, in the two years prior to the applicable date, proprietary information belonging to FDC which would give Levenson a competitive advantage in dealing with that customer or bona fide prospective customer. The parties acknowledge that Exhibit C is a list of those customers or bona fide prospective customers as of the date hereof.

     (b) Levenson will not, during the Nonsolicitation Period, request or advise any entity which he cannot solicit pursuant to at such time to withdraw, curtail or cancel its business dealings with FDC, its subsidiaries or affiliates.

     (c) Levenson will not directly or indirectly recruit, hire, solicit or encourage (the "Activity") any employee of FDC to leave FDC's employ, during the Nonsolicitation Period, if Levenson had personal contact in the course of Levenson's business responsibilities with such FDC employee within the two years prior to the date of such Activity. This restriction does not apply to Joan Coleman or to the solicitation of any employee who has been terminated by FDC due to job elimination, reduction in force or any other involuntary departure from FDC's employment or the giving of references. General advertising or retention of headhunters shall not constitute recruiting or soliciting.

In the event of any willful and intentional material breach of these non-solicitation obligations by Levenson, FDC shall be entitled to terminate Levenson's employment status hereunder and the provision of any benefits and compensation conditioned upon such status, without waiving the right to pursue any other available legal or equitable remedies. Notwithstanding the foregoing, Levenson shall not be deemed to have materially breached his obligations in this paragraph unless FDC gives Levenson written notice of such failure and ten (10) business days within which to cure it or conform his conduct, as the case may be.

This paragraph 7 shall survive the termination of this Agreement.

     8.   Nondisclosure and Nondisparagement.  Levenson represents that Levenson
          ----------------------------------
has not and will not disclose any of the terms of this Agreement unless and to the extent such disclosure is required by law or to secure advice from a legal or tax advisor or is pursuant to a court order or by order of any judicial officer or to a potential employer (if necessary) or a family member. All the foregoing payment arrangements are also conditioned upon Levenson's agreement not to intentionally make any derogatory statements in a public forum that is damaging to FDC or its affiliates or subsidiaries, unless such statements are required to be made by law. FDC agrees that its officers and directors shall not make any derogatory statements in a public forum that are damaging to Levenson unless such statements are required by law. Levenson agrees and understands that the provisions in this paragraph as well as paragraphs 3, 5, 6, 7, and 9 are material terms of this Agreement. In the event of any violation of this paragraph by Levenson or anyone acting on Levenson's behalf, FDC's obligations under this Agreement will terminate as of such date and FDC will be entitled to any available legal or equitable remedies as a result of such breach.

This paragraph 8 shall survive the termination of this Agreement.

     9.   Death or Disability.  In the event of Levenson's death or disability
          -------------------
prior to May 23, 2003, Levenson or Levenson's estate shall be entitled to the compensation under this Agreement which Levenson has been paid or for which payment is due at the time of such death or disability. In addition, Levenson or Levenson's estate shall be entitled to the remaining payments left to be paid under paragraph 1(a) above. Any amount due Levenson shall be paid to or applied for the payment of benefit of Levenson or to Levenson's estate or personal representative, accordingly. Disability is hereby defined as qualifying for disability benefits under the FDC Long Term Disability Plan or with the Social Security Administration as determined by FDC in its sole discretion. Should Levenson's disability continue for a period of four consecutive weeks or for a period of ten cumulative weeks during the term hereof, FDC may deem Levenson disabled.

     10.  Cooperation.  Levenson agrees to cooperate with FDC, its financial and
          -----------
legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuit, and other legal, internal or business matters, as reasonably requested by FDC with due regard to Levenson's other commitments. To the extent that it is consistent with FDC's by-laws and articles of incorporation (and applicable laws), FDC will also provide Levenson with legal counsel of his choosing (at FDC expense) and in any event will provide for reimbursement for documented and reasonable out-of-pocket travel expenses as are required and which Levenson incurs in complying with Levenson's obligations under this paragraph. If, for any reason Levenson or FDC determines that a conflict of interest may exist between Levenson and FDC, FDC may require (or Levenson may choose) to obtain separate counsel in which case FDC will subsequently reimburse Levenson for the reasonable and necessary legal fees and disbursements associated with the use of such counsel and/or related travel expenses (as limited above), to the extent that such reimbursement is permitted by FDC's bylaws and applicable law.

This paragraph 10 shall survive the termination of this Agreement.

     11.  Severability.  In the event that any provision of this Agreement is
          ------------
deemed unenforceable, the parties agree that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

This paragraph 11 shall survive the termination of this Agreement.

     12.  Period for Review and Consideration of Agreement.  Levenson
          ------------------------------------------------
acknowledges that Levenson was given 21 days to review this Agreement from the time Levenson received it, and was advised to review it with an attorney of Levenson's choice. Levenson is further advised that Levenson has 7 days after signing this Agreement to revoke it as to Age Discrimination in Employment Act of 1967 claims only, by notifying FDC in writing. Should Levenson revoke this Agreement as specified in the preceding sentence FDC may, at its election, either abide by the terms of this Agreement or declare the Agreement void, in which case neither party shall be bound by its terms. Levenson understands that if Levenson does not sign this Agreement, Levenson will not be entitled to other payments or benefits referred to in this Agreement, except those required by law. Levenson further states that Levenson has carefully read the foregoing Agreement, knows and understands the contents thereof and its binding legal effect. Levenson signs the same on Levenson's own free will and act, and it is Levenson's intention that Levenson be legally bound thereby.

     13.  Other Agreements.  Levenson agrees and understands that this Agreement
          ----------------
is supplemental to, but does not supersede, the non-solicitation, confidentiality or other provisions by which Levenson may be bound as a consequence of Levenson's employment with FDC.


Dated:     6/6/00
           ---------------------------
Executive:  /s/ Robert Levenson
           ---------------------------
Print:     Robert Levenson
           ---------------------------

                                      Witness:  /s/ Joan M. Coleman
                                               --------------------

FIRST DATA CORPORATION


By:        /s/  Michael T. Whealy
           ---------------------------
Title:      EVP
           ---------------------------

                            EXHIBIT A - page 1 of 2
First Data Corporation
Fixed Asset Listing of Paramus Location
Projected Fixed Asset value as of 8/31/2000

Sys    Desc
No                                                                                    Acq Value    8/00 Depr*    8/00
                                                                                                                  NBV**
---------------------------------------------------------------------------------------------------------------------------
635      3 DRAWER LAT FILE CABINET (18X36X41)                                            366.10         80.06        286.04
636      STORAGE CABINET; 1 ADJ SHELF, 1 CNTR HOOK SHELF, 1 TOP SELF EDGE                443.55         97.02        346.53
637      CREDENZA- 2 PEDS, DBL (16X72X29)                                              1,466.22        320.72      1,145.50
638      BURGUNDY HIGH BACK CHAIR WITH MAHOGANY BASE                                   1,191.97        260.72        931.25
639      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
640      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
641      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
642      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
643      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
644      4 DRAWER VERTICAL FILE CABINET (MEDIUM MAHOGANY)                              1,342.85        293.76      1,049.09
645      OCCASIONAL TABLE, RADIUS EDGE (20X48X15)                                        305.73         66.91        238.82
646      OCCASIONAL TABLE, RADIUS EDGE (20X30X20) MED MAHOGANY                           258.93         56.66        202.27
---------------------------------------------------------------------------------------------------------------------------
         Total                                                                        12,089.60      2,644.65      9,444.95

         * 8/00 Depr = Accumulated depreciation as of 8/31/00
         ** 8/00 NBV = Net Book Value as of 8/31/00

         This list does not include the leasehold improvements with a NBV as of 8/00 of $6,565.84 that would not be purchased.

                            EXHIBIT A - page 2 of 2

Fully Depreciated Furniture and Equipment at Paramus Location


Xerox copier
Canon fax machines (2)
Laser printer (HP Laser Jet 4)
Typewriter and stand
Paper shredder
Storage cabinets in supply/copy room
Kitchen cabinets
Refrigerator

Reception area
sofa
chairs (2)

Conference room
table
chairs (8)
floor lamps (2)

office furniture #1
desk
chair
wall unit
small bookcase
sofa
chair
tables (2)
lamp

office furniture #2
desk unit
chair

office furniture #3
desk
credenza
table
chairs (5)

workstations (2)
chair

                                   EXHIBIT B
             CONFIDENTIAL INFORMATION AND TRADE SECRETS AGREEMENT

Employee is subject to the following Confidential Information and Trade Secrets commitments:

"Confidential Information" means:

a. Any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, products, planning information, marketing strategies, plans, finances, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of FDC and its affiliates, customers, clients and suppliers (collectively AFDC@); and

b. Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords FDC a competitive advantage over its competitors; and

c. Any confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, know-how, show-how and Trade Secrets, whether or not patentable or copyrightable; and

d. All documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills or material, equipment, prototypes and models relating to any of the foregoing, confidential or proprietary information stored on any computer system and software used by FDC in connection with the business or operations of FDC, and any other tangible manifestation of the foregoing which now exist or come into Employee's control or possession, in whatever form provided or duplicated.

"Trade Secrets" mean and include anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement.

Confidential Information does not include any data or information that is or becomes generally known and available to the public other than as a result of its wrongful disclosure by Employee. During and for a period of two years after Employee=s employment with FDC, Employee will not disclose to any person or organization, directly or indirectly, or utilize for Employee=s own benefit any Confidential Information that Employee received or developed at any time during Employee=s employment with FDC except that Employee may disclose Confidential Information to a governmental agency as required by applicable law or as required in a judicial or administrative proceeding, in both cases only after all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, by giving FDC as much advance notice of the possibility of such disclosure as is practical so FDC may attempt to stop such disclosure or take action to assure confidential handling of such information.

                                   EXHIBIT C
                                CUSTOMERS LIST

     CFS Bank                                        Chase Manhattan Bank